Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-129917), on Form S-3 (No. 333-138241) and the related Prospectus, and on Forms S-8 (No. 333-141694 and No. 333-122665) pertaining to the 2007 Employee Stock Purchase Plan, 2004 Stock Incentive Plan and 2000 General Stock Incentive Plan of MediciNova, Inc., of our reports dated March 14, 2008 with respect to (a) the consolidated financial statements of MediciNova, Inc., and (b) the effectiveness of internal control over financial reporting of MediciNova, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 14, 2008